  Exhibit 99.1

Company Contact:
Oxbridge Re Holdings Limited
Jay Madhu, CEO
345-749-7570
jmadhu@oxbridgere.com

Media contact:
Suzie Boland
RFB Communications Group
813-259-0345
sboland@rfbcommunications.com

Oxbridge Re Holdings Limited Reports Third Quarter 2020 Results

GRAND CAYMAN, Cayman Islands (November 10, 2020) -- Oxbridge Re Holdings Limited (NASDAQ: OXBR), a provider of reinsurance solutions primarily to property and casualty insurers, reported its results for the three and nine months ended September 30, 2020.

NINE MONTHS 2020 HIGHLIGHTS:
●
Improved results due to higher net premiums earned
●
Premium income rises on normalized recognition in current year
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No losses incurred to date in 2020
●
G&A expenses continue to decline due to cost savings initiatives
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Sidecar investors in Series 2019-1 participating notes earned a 36% return

“We continued to perform well through the first nine months of 2020. Our business model remains resilient and unaffected by the COVID-19 pandemic, and we are optimistic about the long-term prospects of our core reinsurance business as well as the opportunities for our side car,” said Oxbridge Re Holdings President and Chief Executive Officer Jay Madhu. “Looking ahead, we continue to be prudent in our capital deployment as well as evaluate additional opportunities for growth and diversification of risk.”

Financial Performance
For the three months ended September 30, 2020 the Company generated a net loss of $33,000 or $(0.01) per basic and diluted common share compared with a net loss of $15,000 or $(0.00) per basic and diluted common share in the third quarter of 2019. For the nine months ended September 30, 2020 the Company incurred a reduced net loss of $232,000 or ($0.04) per basic and diluted common share compared with a net loss of $366,000 or $(0.06) per basic and diluted common share in the same period last year. The improvement through the first nine months of 2020 was due primarily to higher net premiums earned in the current year.

Net premiums earned for the three months ended September 30, 2020 decreased marginally to $247,000 from $279,000 in the prior year due to lower capital deployed in the current year. For the first nine months of 2020 net premiums earned increased to $646,000 from $372,000 in the prior year. The increase for the nine months ended September 30, 2020 was due to only one month premium being recognized through the first nine months of the prior year as a result of previous accelerated premium recognition compared to normal premium recognition in 2020.

Total expenses, including policy acquisition costs and underwriting expenses and general and administrative expenses were $266,000 in the third quarter of 2020 compared to $295,000 in the third quarter of 2019. For the first nine months of 2020 total expenses were $838,000, down from $849,000 last year.

Policy acquisition costs decreased during the quarter due to lower net premiums earned during the current quarter, when compared with same period prior year. Policy acquisition costs increased during the first nine months of 2020 due to the normal recognition of policy acquisition costs during the current period, when compared with lower recognition in the prior year period due to the previous acceleration of such costs upon suffering limit losses on reinsurance contracts.

General and administrative costs continued to decline for the three and nine months ended September 30, 2020 compared to the prior year due to ongoing cost savings initiatives implemented by the Company.

At September 30, 2020, cash and cash equivalents, and restricted cash and cash equivalents, totaled $7.4 million compared with $8.0 million at December 31, 2019.

Financial Ratios
Loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to net premiums earned. For the three and nine months ended September 30, 2020 the loss ratio was 0.0% due to no loss and loss adjustment expenses incurred to date.

Acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs and other underwriting expenses with net premiums earned. The acquisition cost ratios for the three and nine months ended September 30, 2020 were 10.9% and 11.0%, respectively, compared to 11.1% and 11.0% in the same periods in 2019. The decrease in the third quarter was due to marginally lower weighted-average acquisition costs on reinsurance contracts in force for the three months ended September 30, 2020 compared with the same period in 2019. The acquisition cost ratio remained unchanged at 11.0% for the nine-month period ended September 30, 2020 and 2019.

Expense ratio, which measures operating performance, compares policy acquisition costs, other underwriting expenses and general and administrative expenses with net premiums earned. The expense ratios for the three and nine months ended September 30, 2020 were 107.7% and 129.7%, respectively, compared to 105.7% and 228.2%, respectively, for the same periods in 2019. The increase in the third quarter is due primarily to a lower denominator in net premiums earned as recorded during the three-month period ended September 30, 2020, when compared with the three-month period ended September 30, 2019. The decrease through the first nine months of 2020 was due to the reduced general and administrative expenses in the current year and a higher denominator in net premiums earned as recorded to date in 2020, when compared with the same periods in 2019.

Combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, underwriting is not profitable. The combined ratio for the three and nine months ended September 30, 2020 were 107.7% and 129.7%, respectively, compared to 105.7% and 228.2%, respectively, in 2019. The improvement in the first nine months of 2020 is due to a higher denominator in net premiums earned and reduced total expenses in 2020 compared with the prior year.

Conference Call
Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and Chief Executive Officer Jay Madhu and Chief Financial Officer Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time. The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company's website at www.oxbridgere.com.

Date: November 10, 2020
Time: 4:30 p.m. Eastern time
Listen-only toll-free number: 877-876-9173
Listen-only international number: 785-424-1667

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Issuer Direct at 919-481-4000 or operations@issuerdirect.com.

A replay of the call will be available by telephone after 4:30 p.m. Eastern time on the same day of the call and via the Investor Information section of Oxbridge's website at www.oxbridgere.com until December 10, 2020.

Toll-free replay number: 877-481-4010
International replay number: 919-882-2331
Conference ID: 38451

About Oxbridge Re Holdings Limited
Oxbridge Re (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge Re's licensed reinsurance subsidiaries, Oxbridge Reinsurance Limited and Oxbridge RE NS, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge Re specializes in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts. The company's ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols "OXBR" and "OXBRW," respectively. The company's ordinary shares are included in the Russell Microcap Index.

Forward-Looking Statements
This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," "intend," "plan," "project" and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company's business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company's expectations or any related events, conditions or circumstances change.

On March 11, 2020, the World Health Organization characterized the outbreak of COVID-19 as a global pandemic. The pandemic has had and is expected to continue to have a significant effect on the reinsurance industry. The industry is currently being impacted by a number of factors including: uncertainties with respect to current and future losses, reduction in interest rates, equity market volatility and ongoing business and financial market impacts of an economic downturn. The insurance industry is likely to experience material losses resulting from COVID-19, which will reduce available capital and we expect will help to sustain the upward pricing trend for reinsurers that we were seeing across many lines of business before COVID-19. However, the ultimate impact on current business in force as well as risks and potential opportunities on future business remains highly uncertain.

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES
Consolidated Balance Sheets
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At September 30, 2020	At December 31, 2019
	(Unaudited)
Assets
Equity securities, at fair value (cost of $1,001 and $715 respectively)	$635	692
Cash and cash equivalents	5,686	5,962
Restricted cash and cash equivalents	1,693	2,054
Accrued interest and dividend receivable	1	12
Premiums receivable	692	506
Deferred policy acquisition costs	72	48
Operating lease right-of-use assets	242	133
Prepayment and other assets	69	79
Property and equipment, net	16	9
Total assets	$9,106	9,495

Liabilities and Shareholders’ Equity
Liabilities:
Notes payable	$216	600
Unearned premiums reserve	658	440
Operating lease liabilities	243	133
Accounts payable and other liabilities	154	279
Total liabilities	1,271	1,452

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 5,733,587 shares issued and outstanding)	6	6
Additional paid-in capital	32,286	32,262
Accumulated Deficit	(24,457)	(24,225)
Total shareholders’ equity	7,835	8,043
Total liabilities and shareholders’ equity	$9,106	9,495

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES
 Consolidated Statements of Operations
(Unaudited)
(expressed in thousands of U.S. Dollars, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)

Revenue
Assumed premiums	$-	-	864	1,116
Change in unearned premiums reserve	247	279	(218)	(744)

Net premiums earned	247	279	646	372
Net investment and other income	32	54	90	182
Net realized investment (losses)/gains	(2)	-	325	3
Change in fair value of equity securities	(18)	17	(343)	20

Total revenue	259	350	718	577

Expenses
Policy acquisition costs and underwriting expenses	27	31	71	41
General and administrative expenses	239	264	767	808

Total expenses	266	295	838	849

(Loss) Income before income attributable to noteholders	$(7)	55	(120)	(272)

Income attributable to noteholders	(26)	(70)	(112)	(94)

Net loss	$(33)	(15)	(232)	(366)

Loss per share
Basic and Diluted	$(0.01)	(0.00)	(0.04)	(0.06)